FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet's Michael DiChristina to Step Down October 1

Norwalk, Connecticut - August 5, 2009 - FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced that Michael DiChristina will be stepping down from his role as President and Chief Operating Officer effective October 1, 2009. DiChristina, who has been with FactSet since 1986 and has been in his current role since 1999, will remain on FactSet's Board of Directors.

Peter Walsh, the Company's Chief Financial Officer since 2005, will be promoted to Chief Operating Officer. Maurizio Nicolelli, the Company's Comptroller will become the Director of Finance and FactSet's Principal Financial Officer. Additionally, Michael Frankenfield, FactSet's Director of Investment Management, has been promoted to Director of Global Sales.

Phillip A. Hadley, Chairman and Chief Executive Officer, said, "Mike DiChristina and I have worked together at FactSet for more than twenty years. His work ethic and creativity have helped make FactSet a successful player in the financial information industry. Peter Walsh and Mike Frankenfield have been with FactSet for thirteen and twenty years, respectively. I look forward to working closely with them in their expanded roles."

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.